Filed Pursuant to Rule 424(b)(5)
Registration No. 333-262288

PROSPECTUS

10,947,201 Shares of Common Stock

BIOTRICITY INC.

This prospectus relates to the public offering of up to 10,947,201 shares of our common stock, par value $0.001 per share (the “Common Stock”), by the selling stockholder which is comprised of shares of Common Stock issued to the selling stockholders upon the conversion of convertible promissory notes issued to certain selling stockholders pursuant to private placements between June 2020 and February 2021, shares of Common Stock and shares of Common Stock underlying Exchangeable Shares issued to certain investors in connection with the Company’s reverse take-over of iMedical Innovations Inc., shares of Common Stock issued to advisors and consultants of the Company between February 2016 and January 2022 as share-based compensation for services, and shares of Common Stock issued to certain shareholders in connection with private placements between February 2016 and June 2020. Please see “Description of Transactions” beginning on page 4 of this prospectus.

We will not receive any proceeds from the sale of shares of common stock by the selling stockholders.

The selling stockholders may sell or otherwise dispose of the shares of Common Stock covered by this prospectus in a number of different ways and at varying prices. The prices at which the selling stockholders may sell the shares will be determined by prevailing market prices for the shares or in negotiated transactions. We provide more information about how the selling stockholders may sell or otherwise dispose of their shares of Common Stock in the section titled “Plan of Distribution.” The selling stockholders will pay all brokerage fees and commissions and similar expenses. We will pay all expenses (except brokerage fees and commissions and similar expenses) relating to the registration of the shares of Common Stock with the Securities and Exchange Commission.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read the entire prospectus and any amendments or supplements carefully before you make your investment decision.

Our Common Stock is currently traded on the Nasdaq Capital Market under the symbol “BTCY” On April 7, 2022, the last reported sales price for our Common Stock was $2.11 per share.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read the entire prospectus and any amendments or supplements carefully before you make your investment decision.

The securities offered by this prospectus involve a high degree of risk. See “Risk Factors” beginning on page 4, in addition to Risk Factors contained in the applicable prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus is dated April 25, 2022

You may only rely on the information contained in this prospectus or that we have referred you to. We have not authorized anyone to provide you with different information. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the Common Stock offered by this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any Common Stock in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus nor any sale made in connection with this prospectus shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus or that the information contained by reference to this prospectus is correct as of any time after its date.

I

ABOUT THIS PROSPECTUS

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to tactual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under the section entitled “Where You Can Find Additional Information.”

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents and information incorporated by reference in this prospectus include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. These statements are based on our management’s beliefs and assumptions and on information currently available to our management. Forward-looking statements include statements concerning:

●	our possible or assumed future results of operations;

●	our business strategies;

●	our ability to attract and retain customers;

●	our ability to sell additional products and services to customers;

●	our cash needs and financing plans;

●	our competitive position;

●	our industry environment;

●	our potential growth opportunities;

●	expected technological advances by us or by third parties and our ability to leverage them;

●	the effects of future regulation; and

●	the effects of competition.

All statements in this prospectus and the documents and information incorporated by reference in this prospectus that are not historical facts are forward-looking statements. We may, in some cases, use terms such as “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “projects,” “should,” “will,” “would” or similar expressions or the negative of such items that convey uncertainty of future events or outcomes to identify forward-looking statements.

Forward-looking statements are made based on management’s beliefs, estimates and opinions on the date the statements are made and we undertake no obligation to update forward-looking statements if these beliefs, estimates and opinions or other circumstances should change, except as may be required by applicable law. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

1

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus. This summary does not contain all the information that you should consider before investing in our Company. You should carefully read the entire prospectus, including all documents incorporated by reference herein. In particular, attention should be directed to our “Risk Factors,” “Information With Respect to the Company,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and related notes thereto contained herein or otherwise incorporated by reference hereto, before making an investment decision.

All brand names or trademarks appearing in this report are the property of their respective holders. Unless the context requires otherwise, references in this report to “Biotricity,” the “Company,” “we,” “us” and “our” refer to Biotricity Inc., a Nevada corporation.

Corporate Information

Our Company was incorporated on August 29, 2012 in the State of Nevada. Our principal executive office is located at 203 Redwood Shores Parkway, Suite 600, Redwood City, California, and our telephone number is (650) 832-1626. Our website address is www.biotricity.com. The information on our website is not part of this prospectus. Our fiscal year end is March 31.

Business Overview

Biotricity Inc. is a medical technology company focused on biometric data monitoring solutions. Our aim is to deliver innovative, remote monitoring solutions to the medical, healthcare, and consumer markets, with a focus on diagnostic and post-diagnostic solutions for lifestyle and chronic illnesses. We approach the diagnostic side of remote patient monitoring by applying innovation within existing business models where reimbursement is established. We believe this approach reduces the risk associated with traditional medical device development and accelerates the path to revenue. In post-diagnostic markets, we intend to apply medical grade biometrics to enable consumers to self-manage, thereby driving patient compliance and reducing healthcare costs. We intend to first focus on a segment of the diagnostic mobile cardiac telemetry market, otherwise known as MCT, while providing our chosen markets with the capability to also perform other cardiac studies.

We developed our FDA-cleared Bioflux® MCT technology, comprised of a monitoring device and software components, which we made available to the market under limited release on April 6, 2018, in order to assess, establish and develop sales processes and market dynamics. The fiscal year ended March 30, 2020 marked the Company’s first year of expanded commercialization efforts, focused on sales growth and expansion. We have expanded our sales efforts to 26 states, with intention to expand further and compete in the broader US market using an insourcing business model. Our technology has a large potential total addressable market, which can include hospitals, clinics and physicians’ offices, as well as other IDTFs. We believe our solution’s insourcing model, which empowers physicians with state-of-the-art technology and charges technology service fees for its use, has the benefit of a reduced operating overhead for the Company, and enables a more efficient market penetration and distribution strategy. This, when combined with the value the Company’s solution in the diagnosis of cardiac arrhythmias, enhancement of patient outcomes, improved patient compliance, and the corresponding reduction of healthcare costs, is driving growth and increasing revenues.

We are a technology company focused on earning utilization-based recurring technology fee revenue. The Company’s ability to grow this type of revenue is predicated on the size and quality of its sales force and their ability to penetrate the market and place devices with clinically focused, repeat users of its cardiac study technology. The Company plans to grow its sales force in order to address new markets and achieve sales penetration in the markets currently served. The Company has also developed or is developing several other ancillary technologies, which will require application for further FDA clearances, which the Company anticipates applying for within the next to twelve months. Among these are:

●	advanced ECG analysis software that can analyze and synthesize patient ECG monitoring data with the purpose of distilling it down to the important information that requires clinical intervention, while reducing the amount of human intervention necessary in the process;

●	the Bioflux® 2.0, which is the next generation of our award winning Bioflux®

During fiscal 2021, the Company announced that it received a 510(k) clearance from the FDA for its Bioflux Software II System, engineered to improve workflows and reduce estimated analysis time from 5 minutes to 30 seconds. ECG monitoring requires significant human oversight to review and interpret incoming patient data to discern actionable events for clinical intervention, highlighting the necessity of driving operational efficiency. This improvement in analysis time reduces operational costs and allows the company to continue to focus on excellent customer service and industry-leading response times to physicians and their at-risk patients. Additionally, these advances mean we can focus our resources on high-level operations and sales to help drive greater revenue.

During the latter part of fiscal 2022, the Company completed development of its Biocare system, which is designed to service the chronic care monitoring needs of clinics and cardiac patients on an ongoing basis. The Company concurrently launched its Bioheart product, which is a wearable consumer device that is a personal heart monitor which allows the consumer to access constant and accurate heart rhythm monitoring.

In January 2022 the Company announced that it has received the 510(k) FDA clearance of its Biotres patch solution, which is a novel product in the field of Holter monitoring. This three-lead technology can provide connected Holter monitoring that is designed to produce more accurate arrythmia detection than is typical of competing remote patient monitoring solutions. The Company has already developed further improvements to this technology that are expected to follow, which are not known by the Company to be currently available in the market for clinical and consumer patch solution applications.

2

THE OFFERING

Issuer	Biotricity Inc.

Common Stock Offered by the Selling Stockholder	10,947,201 shares

Common Stock Outstanding before this offering	49,927,049 shares

Common Stock Outstanding after this offering	49,927,049 shares

Terms of this Offering	The selling stockholders will determine when and how it will sell the Common Stock offered in this Prospectus, as described in “Plan of Distribution.”

Use of Proceeds	The selling stockholders will receive the proceeds from the sale of shares of Common Stock offered hereby. We will not receive any proceeds from the sale of the shares of Common Stock offered hereby. We will pay the expenses (other than any broker’s commissions and similar expenses) of this offering.

Trading Market	Our Common Stock is listed on the Nasdaq Capital Market under the symbol “BTCY”

3

RISK FACTORS

Investing in our securities involves a high degree of risk. Before making an investment decision, you should consider carefully the risks, uncertainties and other factors described in our most recent Annual Report on Form 10-K, as supplemented and updated by subsequent quarterly reports on Form 10-Q and current reports on Form 8-K that we have filed or will file with the SEC, which are incorporated by reference into this prospectus.

Our business, affairs, prospects, assets, financial condition, results of operations and cash flows could be materially and adversely affected by these risks. For more information about our SEC filings, please see “Where You Can Find More Information”.

USE OF PROCEEDS

This prospectus relates to shares of our Common Stock that may be offered and sold from time to time by the selling stockholders. We will not receive any of the proceeds resulting from the sale of Common Stock by the selling stockholders.

DESCRIPTION OF TRANSACTIONS WITH THE SELLING STOCKHOLDERS

In connection with the Company’s reverse take-over of iMedical Innovations, Inc. in February 2016, certain investors were issued Exchangeable Shares, which were convertible into shares of the Company’s Common Stock. Certain of those Exchangeable Shares that have not yet been converted and which are convertible on a one for one basis into 1,442,782 shares of the Company’s Common Stock are being registered pursuant to this prospectus.

Between February 2016 and April 2022, we issued shares of Common Stock to certain Selling Shareholders who were advisors and consultants to the Company. Of those shares 1,832,910 shares are being registered pursuant to this prospectus.

Between February 2016 and June 2020, we issued shares of Common Stock to certain Selling Stockholders pursuant to private placement transactions. Of those shares, 1,809,432 shares are being registered pursuant to this prospectus.

During the year ended March 31, 2021, the Company issued $11,275,500 (face value) in two series of convertible promissory notes (the “Series A Notes”) sold under subscription agreements to accredited investors, of which approximately $700,000 remains to be converted into shares of the Company’s common stock. The Series A Notes mature one year from the final closing date of the offering and accrue interest at 12% per annum.

For the first series of Series A Notes, commencing six months following the issuance date of such Series A Notes, and at any time thereafter (provided the holder of such Series A Notes has not received notice of the Company’s intent to prepay the note), at the sole election of such holder, any amount of the outstanding principal and accrued interest of this note (the “Series A Outstanding Balance”) may be converted into that number of shares of Common Stock equal to: (i) the Series A Outstanding Balance divided by (ii) 75% of the volume weighted average price of the Common Stock for the five (5) trading days prior to the Conversion Date (the conversion price).

For the first series of Series A Notes, the notes will automatically convert into common stock (in each case, subject to the trading volume of the Company’s common stock being a minimum of $500,000 for each trading day in the twenty (20) consecutive trading days immediately preceding the conversion date), upon the earlier to occur of (i) the Company’s common stock being listed on a national securities exchange, in which event the conversion price will be equal to 75% of the volume weighted average price of the common stock for the twenty (20) trading days prior to the conversion date, or (ii) upon the closing of the Company’s next equity round of financing for gross proceeds of greater than $5,000,000, in which event the conversion price will be equal to 75% of the price per share of the common stock (or of the conversion price in the event of the sale of securities convertible into common stock) sold in such financing. The Company may, at its discretion redeem the notes for 115% of their face value plus accrued interest.

For the second series of Series A Notes, the notes will be convertible into shares of common stock, at the option of the holder, commencing six months from issuance, at a conversion price equal to the lower of $4.00 per share or 75% of the volume weighted average price of the common stock for the five (5) trading days prior to the conversion date.

For the second series of Series A Notes, the notes will automatically convert into common stock (in each case, subject to the trading volume of the Company’s common stock being a minimum of $500,000 for each trading day in the twenty (20) consecutive trading days immediately preceding the conversion date), upon the earlier to occur of (i) the Company’s common stock being listed on a national securities exchange, in which event the conversion price will be equal to the lower of $4.00 per share or 75% of the volume weighted average price of the common stock for the 20 trading days prior to the conversion date, or (ii) upon the closing of the Company’s next equity round of financing for gross proceeds of greater than $5,000,000, in which event the conversion price will be equal to the lower of $4.00 per share or 75% of the price per share of the common stock (or of the conversion price in the event of the sale of securities convertible into common stock) sold in such financing. The Company may, at its discretion redeem the notes for 115% of their face value plus accrued interest.

4

The Company is obligated to issue warrants that accompany the convertible notes and provide 50% warrant coverage. The warrants have a three-year term from date of issuance and an exercise price that is 120% of the 20-day volume weighted average price of the Company’s common shares at the time final closing.

The Company is obligated to pay the placement agent of the first series of Series A Notes a 12% cash fee for $8,925,550 (face value) of the notes and 2.5% cash fee and other sundry expenses for the remaining $2,350,000 (face value) of the notes.

Net proceeds to the Company from Series A Notes issuance up to March 31, 2021 amounted to $10,135,690 after payment of the relevant financing related fees.

The Company is also obligated to issue warrants to the placement agent that have a 10-year term and cover 12% of funds raised for $8,925,550 (face value) of the notes (first series) of which approximately $200,000 remains to be converted into shares of the Company’s common stock and 2.5% of funds raised for the remaining $2,350,000 (face value) of notes (second series) of which approximately $500,000 remains to be converted into shares of the Company’s common stock, with an exercise price that is 120% of the 20-day volume weighted average price of the Company’s common shares at the time final closing.

Prior to final closing, the warrants’ exercise price is variable and will not be struck until that date.

Prior to January 8, 2021 (final closing date), the Company determined that the conversion and redemption features, investor warrants and placement agent warrants contained in those Series A Notes represented a single compound derivative liability that meets the requirements for liability classification under ASC 815. The Company accounted for these obligations by determining the fair value of the related derivative liabilities associated with the embedded conversion and redemption features, as well as investor warrants and placement agent warrants. The initial fair value of the derivative liabilities generated as a result of issuing the Series A Notes that were issued until March 31, 2021 was $6,932,194.

Subsequently, the exercise price of all warrants was concluded and locked as of January 8, 2021. Since the exercise price was no longer a variable, the Company concluded that the noteholder and placement agent warrants should no longer be accounted for as a derivative liability in accordance with ASC 815 guidelines related to equity indexation and classification. The derivative liabilities related to those warrants were therefore marked to market as of January 8, 2021 and then transferred to equity (collectively, “End of warrants derivative treatment”).

At March 31, 2021, 733,085 common shares were issued and 18,402 common shares would be issued subsequent to year-end.

In addition, during the year ended March 31, 2021, the Company also issued $1,312,500 (face value) of convertible promissory notes (“Series B Notes”) to various accredited investors, of which $840,000 have not yet been converted.

Commencing six months following the issuance date of such Series B Notes, and at any time thereafter, subject to the Company’s Conversion Buyout clause (as defined in the Series B Notes), at the sole election of the holder, any amount of the outstanding principal and accrued interest of the note (the “Series B Outstanding Balance”) may be converted into that number of shares of Common Stock equal to: (i) the Series B Outstanding Balance divided by (ii) the Conversion Price. Partial conversions of the note shall have the effect of lowering the outstanding principal amount of the note. The holder may exercise such conversion right by providing written notice to the Company of such exercise in a form reasonably acceptable to the Company (a “conversion notice”). Conversion price means (subject in all cases to proportionate adjustment for stock splits, stock dividends, and similar transactions), seventy-five percent (75%) multiplied by the average of the three (3) lowest closing prices during the previous ten (10) trading days prior to the receipt of the conversion notice.

The Series B Notes will automatically convert into common stock upon a merger, consolidation, exchange of shares, recapitalization, reorganization, as a result of which the Company’s common stock shall be changed into another class or classes of stock of the Company or another entity, or in the case of the sale of all or substantially all of the assets of the Company other than a complete liquidation of the Company. Within the first 180 days after the issuance date, the Company may, at its discretion redeem the notes for 115% of their face value plus accrued interest.

The Company is obligated to issue warrants that accompany the convertible notes and provide 50% warrant coverage. The warrants have a three-year term from date of issuance and an exercise price that is $1.06 per share for 100,000 warrant shares and $1.50 per share for 212,500 warrant shares.

Net proceeds to the Company from convertible note issuances to March 31, 2021 amounted to $1,240,000 after the original issuance discount as well as payment of the financing related fees. The Company determined that the conversion and redemption features contained in the Series B Notes represented a single compound derivative liability that meets the requirements for liability classification under ASC 815. The Company accounted for these obligations by determining the fair value of the related derivative liability associated with the embedded conversion and redemption features. The initial fair value of the derivative liabilities generated as a result of issuing the Series B Notes was $497,042.

In connection with the foregoing, the Company relied upon the exemption from registration provided by Section 4(a)(2) under the Securities Act of 1933, as amended, for transactions not involving a public offering.

5

SELLING STOCKHOLDERS

Name of Selling Stockholder		Number of Shares Beneficially Owned #	Shares of Common Stock Offered by the Selling Stockholder	Shares Underlying Warrants	Shares Underlying Exchangeable Shares	Unconverted Convertible Notes Outstanding (assumed VWAP of $3)	Unregistered Shares Beneficially Owned After Offering Number	% of Shares Owned After Offering Percent

1903790 ONTARIO INC	(7)	544,711	60,000	-			484,711	*
2427304 Ontario Inc.	(5)	111,793	60,000	-	111,793		51,793	*
Abdulla Silim (1)	(5)	11,969	11,969	-	11,969		-	-
ABRAR HUSSAIN	(7)	60,000	60,000	-			-	-
Albert Landstrom	(3)	60,425	-	60,425			60,425	*
Ali Bokhari (1)	(5)	11,969	11,969	-	11,969		-	-
ALISON SLORACH	(7)	13,333	13,333	-			-	-
ALLEN GABRIEL	(1)	93,999	46,829	47,170			47,170	*
ALLIANCE TRUST COMPANY	(1)	182,302	87,962	94,340			94,340	*
ALOK AGRAWAL	(1)	10,303	4,407	5,896			5,896	*
AMER A SAMAD	(7)	35,883	35,883	-			-	-
ANSARI AMERICAN HOLDINGS LLC	(7)	1,436,322	60,000	-			1,376,322	2.76%
ARTHUR HIESS	(7) (8)	182,948	60,000	-			122,948	*
Arthur Steinberg	(1)	22,853	22,853	-			-	-
ASHOK PATEL	(1)	22,529	10,737	11,792			11,792	*
ASIAN GATEWAY LTD	(1)	112,336	53,374	58,962			58,962	*
ASIF MUSTAFA	(7)	59,846	60,000	-			(154)	-
Atik Nakrawala (1)	(5)	2,393	2,393	-	2,393		-	-
BARRET MARSHALL MILLER	(1)	9,006	4,289	4,717			4,717	*
BARRY PRESSMAN	(7)	148,490	60,000	-			88,490	*
BARRY SAXE	(1)	22,556	10,764	11,792			11,792	*
BASIL CHRISTAKOS	(7)	661	661	-			-	-
BLAINE 2000 REVOCABLE TRUST	(1)	208,963	114,623	94,340			94,340	*
BMM CAPITAL LLC	(1)	90,058	42,888	47,170			47,170	*
BRADLEY & LORI ABESON REV FAMILY TRUST	(1)	31,546	22,584	8,962			8,962	*
BRIAN LANGHAM	(1)	68,483	33,106	35,377			35,377	*
BRIAN LONNER	(1)	112,765	53,803	58,962			58,962	*
BRIAN SKILLERN	(1)	45,000	21,415	23,585			23,585	*
BRIAN WHEELER	(1)	25,424	25,424	-			-	-
BRUCE CLARKE & PAULA IGNATOWICZ TTEES	(7)	13,500	13,500	-			-	-
BRUCE MCFADDEN	(7)	3,900	3,900	-			-	-
BURT STANGARONE	(1)	62,943	29,924	33,019			33,019	*
CALCOTT FAMILY TRUST	(1)	116,267	69,097	47,170			47,170	*
CHARLES G GATES	(1)	32,211	32,211	-			-	-
CHITAYAT HOLDINGS LLC	(1)	45,158	21,573	23,585			23,585	*
CHRIS DEGROAT	(7)	1,032	1,032	-			-	-
CHRISTOPHER CLARK	(3)	83,349	83,349	-			-	-

6

Name of Selling Stockholder		Number of Shares Beneficially Owned #	Shares of Common Stock Offered by the Selling Stockholder	Shares Underlying Warrants	Shares Underlying Exchangeable Shares	Unconverted Convertible Notes Outstanding (assuming VWAP of $3)	Unregistered Shares Beneficially Owned After Offering Number	% of Shares Owned After Offering Percent

CHRISTOPHER HUBBARD	(7)	14,286	14,286	-			-	-
CHRISTOPHER P GUTEK	(1)	33,865	10,280	23,585			23,585	*
CLAYTON M SNOOK	(1)	21,403	9,611	11,792			11,792	*
CLAYTON STRUVE	(1)	156,908	95,587	61,321			61,321	*
COHEN FAMILY TRUST	(1)	91,539	42,482	49,057			49,057	*
COLLEGIATE TUTORING INC	(1)	16,485	7,051	9,434			9,434	*
CONNIFF FAMILY TRUST	(1)	21,477	9,685	11,792			11,792	*
COREY DEUTSCH	(7)	50,000	50,000	-			-	-
CRAIG BORDON	(1)	51,909	23,607	28,302			28,302	*
CRISTIAN JOSE LAPRIDA	(7)	16,666	16,666	-			-	-
Dan Mancuso	(3)	6,868	-	6,868			6,868	*
DAN’S DOORS & GLASS LIMITED	(7)	24,843	24,843	-			-	-
David Allen	(3)	5,000	-	5,000			5,000	*
DAVID JONG	(7)	16,850	16,850	-			-	-
DAVID LIEPERT	(6)	25,000	25,000	-			-	-
DAVID RICHARD JOHNSON TTEE	(7)	11,532	11,532	-			-	-
DAVID SLORACH	(7)	27,619	27,619	-			-	-
DAVID ZEHARIA	(7)	140,608	60,000	-			80,608	*
DELL DARRELL ROLAND	(1)	12,798	12,798				-	-
DEREK SLORACH	(7)	6,667	6,667	-			-	-
DIANE DOWSETT	(7)	20,993	20,993	-			-	-
DONALD P SESTERHENN	(7)	14,300	14,300	-			-	-
DONALD R CROWLEY	(1)	40,248	40,248	-			-	-
DOUGLAS KNIGHTON	(1)	46,590	22,533	24,057			24,057	*
DRAPER INC	(7)	5,000	5,000	-			-	-
DUE MONDI INVESTMENTS LTD	(1)	22,556	10,764	11,792			11,792	*
DUNLAP CAPITAL PARTNERS	(2)	580,148	273,544	306,604		201,818	306,604	*
DYKE ROGERS	(7)	18,857	18,857	-			-	-
EDWARD ROTTER	(1)	90,008	42,838	47,170			47,170	*
EDWIN ROBERSON	(7)	36,193	36,193	-			-	-
EKM CAPITAL LLC	(1)	9,006	4,289	4,717			4,717	*
ELDORET LLC	(1)	92,120	44,950	47,170			47,170	*
ELEVEN 11 FINANCIAL LLC	(1)	41,218	41,218	-			-	-
ELISE HENDRICKSEN	(7)	38,287	38,287	-			-	-
ERNEST W MOODY TTEE	(7)	169,739	60,000	-			109,739	*
FAISAL B JOSEPH	(6)	97,500	60,000	-			37,500	*
FRANCIS LYMBURNER	(1)	305,284	147,737	157,547			157,547	*
FRED BIALEK	(1)	44,977	21,392	23,585			23,585	*
G&D CONNIFF LLC	(1)	21,477	9,685	11,792			11,792	*
Gary Saccaro	(3)	138,444	-	138,444			138,444	*
GARY W LEVINE	(1)	90,288	43,118	47,170			47,170	*
GEORGE MARTIN	(1)	103,197	46,593	56,604			56,604	*
GERALD A TOMSIC 1995 TRUST	(1)	45,839	22,254	23,585			23,585	*
GERALD MCBRIDE	(1)	181,930	87,590	94,340			94,340	*
GREG SYMONS	(7)	43,333	43,333	-			-	-
Gregory Gomes	(1)	43,767	20,182	23,585		20,182	23,585	*
GUILLERMO IVANISSEVICH	(6)	10,000	10,000	-			-	-
Harry Striplin	(3)	5,295	-	5,295			5,295	*
HASAN AHMED MALIK	(7)	28,571	28,571	-			-	-
HAZEM ALGENDI	(3)	185	185	-			-	-

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Name of Selling Stockholder		Number of Shares Beneficially Owned #	Shares of Common Stock Offered by the Selling Stockholder	Shares Underlying Warrants	Shares Underlying Exchangeable Shares	Unconverted Convertible Notes Outstanding (assuming VWAP of $3)	Unregistered Shares Beneficially Owned After Offering Number	% of Shares Owned After Offering Percent

HELIOS ALPHA FUND, LP	(2)	1,388,824	704,862	683,962			683,962	1.37%
HUNSE INVESTMENTS LP	(1)	27,118	12,967	14,151			14,151	*
Idris Elbakri (1)	(5)	71,816	60,000	-	71,816		11,816	*
IMRAN TOUFEEQ	(7)	18,392	18,392	-			-	-
IRTH COMMUNICATIONS LLC	(6)	60,000	60,000	-			-	-
ISA AL-KHALIFA	(7)	2,814,594	60,000	-			2,754,594	5.52%
JACOB ROSENBERG	(1)	70,642	47,057	23,585			23,585	*
JAMES E BUTCHER	(1)	22,420	22,420	-			-	-
JAMES G DIEMERT	(1)	45,437	21,852	23,585			23,585	*
JASON CHIRIANO	(1)	103,009	55,839	47,170			47,170	*
JAVIER SANCHEZ	(7)	11,279	11,279	-			-	-
JEFFREY TARRAND	(1)	45,112	21,527	23,585			23,585	*
JEFFREY WOO	(6)	299,229	60,000	-			239,229	*
JENNIFER COOK	(5)	612,107	60,000	-	478,774		552,107	1.11%
JESSICA Ayanoglou	(6)	128,048	60,000	-			68,048	*
JIMMY GU	(6)	120,714	60,000	-			60,714	*
JOE MARTIN	(1)	34,592	16,903	17,689			17,689	*
JOHN DUSHINSKI	(5)	370,742	60,000	-	179,540		310,742	*
JOHN NOLE	(3)	3,774	3,774	-			-	-
JOHN SILVESTRI	(7)	38,287	38,287	-			-	-
JOHN ZIEGLER	(7)	83,333	60,000	-			23,333	*
JOSEPH HOSTETLER	(7)	12,712	12,712	-			-	-
JOSEPH MANZI	(7)	15,000	15,000	-			-	-
JUHA TUOMINEN	(1)	145,523	86,561	58,962			58,962	*
JULIE M OSBORNE	(7)	6,667	6,667	-			-	-
KAM CAPITAL LLC	(1)	9,006	4,289	4,717			4,717	*
KAMALJIT KHARA	(1)	50,804	50,804	-			-	-
KEITH GELLES	(1)	229,793	135,453	94,340			94,340	*
KENNETH LISZEWSKI	(1)	14,326	7,251	7,075			7,075	*
KENT H ELLIOTT	(1)	83,326	59,741	23,585			23,585	*
KEVIN EIKE	(1)	66,602	47,734	18,868			18,868	*
KIM MCKENZIE	(7)	24,692	24,692	-			-	-
LEANNE DOLAN	(7)	3,898	3,898	-			-	-
LEONARD MAZUR	(7)	132,794	60,000	-			72,794	*
LIFESTYLE HEALTHCARE LLC	(6)	421,823	60,000	-			361,823	*
LORRAINE MAXFIELD	(3)	2,014	2,014	-			-	-
LOVESTRONG SHAH INC	(6)	6,250	6,250	-			-	-
MALAKA EL-AILY	(7)	15,866	15,866	-			-	-
MARC COHEN	(1)	49,721	23,778	25,943			25,943	*
MARK AZZOPARDI	(1)	11,792	11,792	-			-	-
MARK SANCHEZ	(6)	9,143	9,143	-			-	-
MARK SPATES	(1)	90,078	42,908	47,170			47,170	*
MARK SUWYN	(1)	314,496	149,402	165,094		60,546	165,094	*
MARTA WYPYCH	(3)	40,737	40,737	-			-	-
MARTIN BUTTERICK	(7)	25,524	25,524	-			-	-
Martin Vidou	(6)	4,167	4,167	-			-	-
Mason Sexton	(3)	5,284	-	5,284			5,284	*
MERRI MOKEN	(1)	45,892	22,307	23,585			23,585	*

8

Name of Selling Stockholder		Number of Shares Beneficially Owned #	Shares of Common Stock Offered by the Selling Stockholder	Shares Underlying Warrants	Shares Underlying Exchangeable Shares	Unconverted Convertible Notes Outstanding (assuming VWAP of $3)	Unregistered Shares Beneficially Owned After Offering Number	% of Shares Owned After Offering Percent

MICHAEL AHEARN	(1)	40,524	19,298	21,226			21,226	*
MICHAEL G CHIECO	(1)	36,787	17,919	18,868			18,868	*
MICHAEL GINDER	(1)	44,940	21,355	23,585			23,585	*
MIDAS RIVER INC	(6)	40,318	40,318	-			-	-
MIKE ZIMMERMAN	(1)	40,563	19,337	21,226			21,226	*
MIR AMIR ALI	(6) (9)	1,146,345	1,146,345	-			-	-
MIS EQUITY STRATEGIES LP	(1)	45,354	21,769	23,585			23,585	*
MOHAMMAD JAINAL BHUIYAN	(3)	587,045	490,000	97,045			97,045	*
MOHAMMAD SIDDIQUI	(7)	646,345	60,000	-			586,345	1.17%
MONTE ANGLIN	(1)	22,579	10,787	11,792			11,792	*
MUNRO FASTENINGS & TEXTILES	(6)	14,286	14,286	-			-	-
Naveed Malik (1)	(5)	502,713	60,000	-	502,713		442,713	*
NICHOLAS ADAMS	(1)	44,940	21,355	23,585			23,585	*
NICK PANAYOTOU	(1)	587,260	304,241	283,019			283,019	*
NICKOLAY KUKEKOV	(3)	307,045	210,000	97,045			97,045	*
NOAH ANDERSON	(1)	83,261	36,091	47,170			47,170	*
NORTHLEA PARTNERS LTD	(1)	22,760	10,968	11,792			11,792	*
PABLO FALABELLA	(7)	15,000	15,000	-			-	-
PANTHER CONSULTING INC	(6)	217,000	60,000	-			157,000	*
PAUL GLAUBER	(1)	21,576	9,784	11,792			11,792	*
PAUL P ALATI	(1)	41,508	29,716	11,792			11,792	*
PAULSON INVESTMENT COMPANY LLC	(3)	309,511	139,432	170,079			170,079	*
PEDRITO FALABELLA	(6)	20,000	20,000	-			-	-
PEDRO FALABELLA	(6)	60,000	60,000	-			-	-
PETER COLETTIS	(1)	39,924	18,698	21,226			21,226	*
Peter Fogarty	(3)	89,859	-	89,859			89,859	*
PINEWOOD TRADING FUND LP	(7)	76,593	60,000	-			16,593	*
PLATINUM POINT CAPITAL LLC	(4)	966,463	341,463	625,000		341,463	625,000	1.25%
POI LLC	(7)	111,368	60,000	-			51,368	*
PORTER PARTNERS LP	(1)	380,374	191,695	188,679			188,679	*
RALPH WHARTON	(1)	67,697	32,320	35,377			35,377	*
RANDY RABIN	(1)	21,585	9,793	11,792			11,792	*
RANDY SEARS	(7)	14,286	14,286	-			-	-
RIAZUL HUDA	(7)	678,549	60,000	-			618,549	1.25%
ROBERT A JUVE	(1)	136,274	66,463	69,811			69,811	*
ROBERT BECK	(1)	83,146	59,561	23,585			23,585	*
ROBERT HOROWITZ	(1)	83,647	36,477	47,170			47,170	*
ROBERT HUPFER	(1)	41,508	29,716	11,792			11,792	*
ROBERT MONROE	(1)	195,622	101,282	94,340			94,340	*
ROBERT SETTEDUCATI	(3)	83,349	83,349	-			-	-
ROGER WRIGHT	(7)	14,285	14,285	-			-	-
RON HOLMAN	(7)	14,500	14,500	-			-	-
RONALD AHMANN	(7)	14,500	14,500	-			-	-
RONALD WEAVER	(1)	24,386	11,650	12,736			12,736	*
RWH PROPERTIES LLC	(7)	22,732	22,732	-			-	-
RZI CONSULTING LLC	(6)	25,000	25,000	-			-	-
SANDRA MARCINKO	(7)	14,286	14,286	-			-	-
SANTIAGO LOZA	(7)	5,000	5,000	-			-	-

9

Name of Selling Stockholder		Number of Shares Beneficially Owned #	Shares of Common Stock Offered by the Selling Stockholder	Shares Underlying Warrants	Shares Underlying Exchangeable Shares	Unconverted Convertible Notes Outstanding (assuming VWAP of $3)	Unregistered Shares Beneficially Owned After Offering Number	% of Shares Owned After Offering Percent

SEAN MCCANCE	(1)	589,566	282,962	306,604			306,604	*
SHANKAR DAS	(1)	24,183	12,391	11,792			11,792	*
SOHAIRA SIDDIQUI	(7)	758,845	60,000	-			698,845	1.40%
STARGAZER ORIGINALS	(7)	14,286	14,286	-			-	-
STARLA GOFF	(7)	1,536	1,536	-			-	-
STEPHEN CONNOR	(1)	22,674	10,882	11,792			11,792	*
STEVEN R ROTHSTEIN	(1)	27,067	12,916	14,151			14,151	*
SUSAN ROGERS	(7)	21,124	21,124	-			-	-
SYED AHSAN ASLAM	(7)	119,693	60,000	-			59,693	*
SYED MUNIRUDDIN HASAN	(7)	7,357	7,357	-			-	-
SYED SALMAN RAZZAQI	(7)	12,017	12,017	-			-	-
Tarek Fakhuri (1)	(5)	47,877	47,877	-	47,877		-	-
THE CLEMETSON FAMILY TRUST	(7)	3,900	3,900	-			-	-
THE GBS LIVING TRUST	(1)	82,873	45,138	37,735			37,735	*
THOMAS ENDRES	(3)	3,537	3,537	-			-	-
THOMAS GATELY	(1)	36,898	18,030	18,868			18,868	*
THOMAS GRUBER	(1)	179,735	85,395	94,340			94,340	*
THOMAS H BUTCHER	(1)	45,849	45,849	-			-	-
THOMAS MCCHESNEY	(1)	12,689	12,689				-	-
THOMAS NOLAN	(1)	90,712	43,542	47,170			47,170	*
THOMAS PARIGIAN	(3)	72,761	72,761	-			-	-
Vaani Sigamany (1)	(5)	23,938	23,938	-	23,938		-	-
VERENA FABIAN	(1)	49,996	35,845	14,151			14,151	*
VERONICA MARANO	(1)	270,382	128,872	141,510			141,510	*
VIJAY PATEL	(1)	64,787	29,410	35,377			35,377	*
WAMOH LLC	(1)	66,041	30,664	35,377			35,377	*
WAYNE WESTERMAN	(1)	45,276	21,691	23,585			23,585	*
WILD WEST CAPITAL	(2)	239,334	121,409	117,925			117,925	*
WILLIAM H COSTIGAN	(1)	17,371	10,296	7,075			7,075	*
WILLIAM M STOCKER III	(1)	135,265	64,510	70,755			70,755	*
ZORAN CHURCHIN	(6)	52,401	52,401	-			-	-
Total		26,684,865	10,947,201	6,299,401	1,442,782	624,009	15,737,664	31.5%

# Includes shares of Common Stock underlying warrants in certain cases, which shares will not be registered under this registration statement.

* Denotes less than 1%.

(1) Shares underlying first series of Series A Notes issued from June 2020 to February 2021.

(2) Shares underlying second series of Series A Notes issued from December 2020 to February 2021.

(3) Shares underlying Placement Agent compensation costs associated with the issuance Series A Notes; share-based compensation was issued in February 2021.

(4) Shares underlying Series B Notes issued in February 2021.

(5) Shares underlying Exchangeable Shares issued to investors as part of the Company’s reverse take-over of iMedical Innovations Inc. in February 2016.

(6) Shares issued to advisors and consultants pursuant to compensation arrangements with the Company between February 2016 and April 2022.

(7) Shares issued pursuant to private placement arrangements between February 2016 and June 2020.

(8) Shares beneficially owned by Arthur Hiess for the benefit of Judith Kucharsky, Rebecca Kucharsky Hiess, and Jordana Kucharsky Hiess.

(9) Of the 1,146,345 beneficially owned by Mir Amir Ali, 125,000 each owned for the benefit of Aisha Amir Ali and Anisha Ali Malik.

10

PLAN OF DISTRIBUTION

Our Common Stock is quoted on the Nasdaq Capital Market (the “Trading Market”) under the symbol “BTCY.”

The selling stockholder will act independently of us in making decisions with respect to the timing, manner and size of each and any sale.

The selling stockholder, which, as used herein, includes donees, pledgees, transferees or other successors-in-interest selling shares of Common Stock previously issued or interests in shares of Common Stock received after the date of this prospectus from the Selling Stockholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell any or all of the securities covered hereby on the Trading Market or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. The Common Stock may be sold in one or more transactions at fixed prices, and, if and when our Common Stock is regularly quoted on an over-the-counter market or on a national securities exchange, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. The selling stockholder may use any one or more of the following methods when selling the Common Stock:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales;

●	in transactions through broker-dealers that agree with the selling stockholders to sell a specified number of such securities at a stipulated price per security;

●	through the writing or settlement of options or other hedging transaction whether through an options exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law

11

The selling stockholder may also sell securities under Rule 144 under the Securities Act of 1933, as amended, referred to as the Securities Act, if available, or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholder may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholder (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction, a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of the securities or interests therein, the selling stockholder may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The selling stockholder may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The selling stockholder may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholder may pledge or grant a security interest in some or all of the shares of Common Stock it owns and, if it defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell the shares of Common Stock from time to time pursuant to this prospectus or any supplement or amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act, amending, if necessary the selling stockholder list to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholder also may transfer and donate the shares of Common Stock in other circumstances in which case the transferees, donees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling stockholder and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The selling stockholder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

Once sold under the registration statement of which this prospectus forms a part, the shares of Common Stock will be freely tradable in the hands of persons other than our affiliates. We have agreed to pay certain fees and expenses incurred by the Company incident to the registration of the securities. We have agreed to indemnify the selling stockholder against certain losses, claims, damages and liabilities, including liabilities under the Securities Act. The selling stockholder may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

The securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with. To the extent required, the shares of our Common Stock to be sold, the name of the selling stockholder, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the securities may not simultaneously engage in market making activities with respect to the Common Stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling stockholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the Common Stock by the selling stockholder or any other person. We will make copies of this prospectus available to the selling stockholder and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

12

DESCRIPTION OF CAPITAL STOCK

Our authorized capital stock consists of 125,000,000 shares of common stock, with a par value of $0.001 per share, and 10,000,000 shares of preferred stock, with a par value of $0.001 per share. As of April 7, 2022, there were 49,927,049 shares of Common Stock issued and outstanding, and 1,466,718 Exchangeable Shares issued and outstanding that convert directly into common shares, which when combined with Common Stock produce an amount equivalent to 51,393,767 outstanding shares upon the exchange of Exchangeable Shares.

Common Stock

Pursuant to Article II of the Amended and Restated By-laws of the Company, each holder of Common Stock and securities exchangeable into Common Stock that vote with the Common Stock are entitled to one vote for each share of Common Stock held of record by such holder with respect to all matters to be voted on or consented to by our stockholders, except as may otherwise be required by applicable Nevada law. Unless the vote of a greater number or voting by classes is required by Nevada statute, the Company’s Articles of Incorporation or its bylaws, in all matters other than the election of directors, the affirmative vote of a majority of the voting power of the capital stock (or securities exchangeable in accordance with their terms into capital stock of the Company) present in person or represented by proxy at the meeting and entitled to vote on the subject matter shall be the act of the shareholders. Furthermore, except as otherwise required by law, the Company’s Articles of Incorporation or its bylaws, directors shall be elected by a plurality of the voting power of the capital stock (or securities exchangeable in accordance with their terms into capital stock of the Company) present in person or represented by proxy at the meeting and entitled to vote on the election of directors.

The stockholders do not have pre-emptive rights under our Certificate of Incorporation to acquire additional shares of Common Stock or other securities. The Common Stock is not being subject to redemption rights and carries no subscription or conversion rights. In the event of liquidation of the Company, the stockholders will be entitled to share in corporate assets on a pro rata basis after the Company satisfies all liabilities and after provision is made for each class of capital stock having preference over the Common Stock (if any). Subject to the laws of the State of Nevada, if any, of the holders of any outstanding series of preferred stock, the Board of Directors will determine, in their discretion, to declare dividends advisable and payable to the holders of outstanding shares of Common Stock. Shares of our Common Stock are subject to transfer restrictions.

Blank-Check Preferred Stock

We are currently authorized to issue up to 10,000,000 shares of blank check preferred stock, $0.001 par value per share, of which one share has currently been designated as the Special Voting Preferred Stock (as described below). The Board of Directors has the discretion to issue shares of preferred stock in series and, by filing a Preferred Stock Designation or similar instrument with the Nevada Secretary of State, to establish from time to time the number of shares to be included in each such series, and to fix the designation, power, preferences and rights of the shares of each such Series and the qualifications, limitations and restrictions thereof.

Preferred stock is available for possible future financings or acquisitions and for general corporate purposes without further authorization of stockholders unless such authorization is required by applicable law, the rules of the securities exchange or market on which our stock is then listed or admitted to trading.

Our board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes could, under some circumstances, have the effect of delaying, deferring or preventing a change in control of the Company.

13

A prospectus supplement relating to any series of preferred stock being offered will include specific terms relating to the offering. Such prospectus supplement will include:

●	the title and stated or par value of the preferred stock;

●	the number of shares of the preferred stock offered, the liquidation preference per share and the offering price of the preferred stock;

●	the dividend rate(s), period(s) and/or payment date(s) or method(s) of calculation thereof applicable to the preferred stock;

●	whether dividends shall be cumulative or non-cumulative and, if cumulative, the date from which dividends on the preferred stock shall accumulate;

●	the provisions for a sinking fund, if any, for the preferred stock;

●	any voting rights of the preferred stock;

●	the provisions for redemption, if applicable, of the preferred stock;

●	any listing of the preferred stock on any securities exchange;

●	the terms and conditions, if applicable, upon which the preferred stock will be convertible into our common stock, including the conversion price or the manner of calculating the conversion price and conversion period;

●	if appropriate, a discussion of Federal income tax consequences applicable to the preferred stock; and

●	any other specific terms, preferences, rights, limitations or restrictions of the preferred stock.

The terms, if any, on which the preferred stock may be convertible into or exchangeable for our common stock will also be stated in the preferred stock prospectus supplement. The terms will include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at our option, and may include provisions pursuant to which the number of shares of our common stock to be received by the holders of preferred stock would be subject to adjustment.

Special Voting Preferred Stock

The Board authorized the designation of a class of the Special Voting Preferred Stock, with the rights and preferences specified below. For purposes of deferring Canadian tax liabilities that would be incurred by certain of our shareholders, iMedical and its shareholders have entered into a transaction pursuant to which the eligible holders, who would have otherwise received shares of common stock of the Company pursuant to the Acquisition Transaction, received Exchangeable Shares. The right to vote the Common Stock equivalent of such Exchangeable Shares shall be conducted by the vote of the Special Voting Preferred Stock issued to the Trustee.

14

In that regard, we have designated one share of preferred stock as the Special Voting Preferred Stock with a par value of $0.001 per share. The rights and preferences of the Special Voting Preferred Stock entitle the holder (the Trustee and, indirectly, the holders of the Exchangeable Shares) to the following:

● the right to vote in all circumstances in which holders of our common stock have the right to vote, with the common stock as one class;

● an aggregate number of votes equal to the number of shares of our common stock that are issuable to the holders of the outstanding Exchangeable Shares;

● the same rights as the holders of our common stock as to notices, reports, financial statements and attendance at all stockholder meetings;

● no entitlement to dividends; and

● a total sum of $1.00 upon windup, dissolution or liquidation of the Company.

The Company may cancel the Special Voting Preferred Stock when there are no Exchangeable Shares outstanding and no option or other commitment of iMedical of its affiliates, which could require iMedical or its affiliates to issue more Exchangeable Shares.

As set forth above, the holders of the Exchangeable Shares, through the Special Voting Preferred Stock, have voting rights and other attributes corresponding to the Common Stock. The Exchangeable Shares provide an opportunity for Eligible Holders to obtain a full deferral of taxable capital gains for Canadian federal income tax purposes in specified circumstances.

Series A Preferred Stock

On December 19, 2019, the Company entered into a Securities Purchase Agreement with one accredited investor. Pursuant to the SPA, the company sold 6,000 Shares of its Series A convertible Preferred Stock at a per share price of $1,000 per preferred share and received gross proceeds of $6,000,000.

On May 22, 2020, another 215 Series A preferred shares were issued as a result of a combined transaction that included the conversion of $100,000 in promissory notes and $15,000 in accrued interest for 115 preferred shares, as well as a purchase of 100 preferred shares for cash proceeds of $100,000.

The Company filed the Certificate of Designations with the Secretary of State of Nevada a Certificate of Designation of Rights, Powers, Preferences, Privileges and Restrictions of Series A Convertible Preferred Stock (the “Certificate of Designations) with the Sectary of State of the State of Nevada.

Pursuant to the Certificate of Designations the Company designated 20,000 shares of preferred stock as Series A Convertible Preferred Stock (the “Series A Preferred”). The Series A Preferred will not be entitled to any voting rights except as may be required by applicable law.

Commencing 24 months after the issuance date of the Series A Preferred subject to the beneficial ownership limitations in the Certificate of Designations and the Company’s right of redemption, and the holder of Series A Preferred may convert the Series A Preferred into shares of the Company’s common stock on a monthly basis up to 5% of the aggregate amount of the e aggregate amount of the purchase price of the Series A Convertible Preferred purchased by such Holder as adjusted (reduced) to reflect any Series A Convertible Preferred that the Holder has previously converted or no longer owns at a conversion price equal to the greater of $.001 or a 15% discount to the VWAP (as defined in the Certificate of Designations) for the (Company’s Common Stock) five Trading Days immediately prior to the conversion date (the “Conversion Rate”). Additionally, the Company and the Holder may agree to exchange such Holder’s outstanding Preferred Shares for shares of common stock in any common stock financing being conducted by the Company at a 15% discount to the pricing of that financing. Except as required by law the Preferred Shares shall not have any liquidation rights.

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From and after the first date of issuance of any Preferred Shares (the “Initial Issuance Date”), dividends shall be paid at the rate of 12% per annum of the amount of the Holder’s (each a “Holder” and collectively the “Holders”) purchase price for the Preferred Shares pursuant to the Securities Purchase Agreement (or similar agreement) between the Company and the Purchaser as adjusted (reduced) to reflect any Series Convertible Preferred That the Holder has previously converted or no longer owns and such dividend shall be paid quarterly provided that the Holder and the Company may mutually agree to accrue and defer any such dividend

The Company may redeem all or part of the outstanding Preferred Shares (i) pursuant to Section 4(c) of the Certificate of Designations and/or (ii) after one year from the date of issuance of such Preferred Shares, by paying an amount equal to the aggregate purchase price paid by the Holder for the Preferred Shares as adjusted (reduced) to reflect any Preferred Shares that the Holder no longer owns multiplied by 110% plus accrued dividends. The Company may exercise its right to redemption by giving notice to the Holders whose Preferred Shares it is seeking to redeem along with the terms and the amounts of such redemption and at such time as the Holder receives a notice of such redemption then the Holder may no longer convert such Preferred Shares and such Preferred Shares shall be deemed to no longer be outstanding.

The Series A Convertible Preferred were offered and sold pursuant to an exemption from the registration requirements under Section 4(a)(2) of the Securities Act since, among other things, the transactions did not involve a public offering.

Under the Certificate of Designations no time may all or a portion of the Series A Convertible Preferred Stock be converted if the number of shares of Common Stock to be issued pursuant to such conversion would exceed, when aggregated with all other shares of Common Stock owned by the Holder at such time, the number of shares of Common Stock that would result in the Holder beneficially owning (as determined in accordance with Section 13(d) of the 1934 Act and the rules thereunder) more than 4.99% of all of the Common Stock outstanding at such time (the “4.99% Beneficial Ownership Limitation”); provided, however, that, upon the Holder providing the Company with sixty-one (61) days’ advance notice (the “4.99% Waiver Notice”) that the Holder would like to waive this Section 4(e) with regard to any or all shares of Common Stock issuable upon conversion of the Preferred Shares, this Section 4(e) will be of no force or effect with regard to all or a portion of the Series A Convertible Preferred Stock referenced in the 4.99% Waiver Notice but shall in no event waive the 9.99% Beneficial Ownership Limitation.

Warrants and Options

As of April 7, 2022, the Company had outstanding warrants and options, to purchase 10,583,644 shares of common stock and 5,302,660 shares of common stock, respectively, with various exercise prices and expiration dates.

Transfer Agent and Registrar

Action Stock Transfer Corporation is the transfer agent for our shares of common stock. Its address is 2469 E. Fort Union Blvd., Suite 214, Salt Lake City, UT 84121; Telephone: (801) 274-1088.

Listing

Our Common Stock is traded on the Nasdaq Capital Market under the symbol “BTCY”.

LEGAL MATTERS

The validity of the issuance of the securities offered by this prospectus will be passed upon for us by Sichenzia Ross Ference LLP, New York, New York.

EXPERTS

The consolidated financial statements of Biotricity Inc. as of and for the years ended March 31, 2021 and 2020 appearing in Biotricty Inc. Annual Report on Form 10-K for the year ended March 31, 2021 have been audited by SRCO Professional Corporation, Chartered Professional Accountants as set forth in its report thereon, included therein, and incorporated by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

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WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, along with other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. You may also read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, NE, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room.

This prospectus is part of a registration statement on Form S-3 that we filed with the SEC to register the securities offered hereby under the Securities Act of 1933, as amended. This prospectus does not contain all of the information included in the registration statement, including certain exhibits and schedules. You may obtain the registration statement and exhibits to the registration statement from the SEC at the address listed above or from the SEC’s internet site.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

This prospectus is part of a registration statement filed with the SEC. The SEC allows us to “incorporate by reference” into this prospectus the information that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. The following documents are incorporated by reference and made a part of this prospectus:

●	our Annual Report on Form 10-K for the year ended March 31, 2021 filed with the SEC on June 22, 2021

●	our Quarterly Report on Form 10-Q/A for the period ended June 30, 2021 filed with the SEC on August 17, 2021, the Quarterly Report on Form 10-Q for the period ended September 30, 2021 filed with the SEC on November 5, 2021, and the Quarterly Report on Form 10-Q for the period ended December 31, 2021 filed with the SEC on February 14, 2022;

●

our Current Reports on Form 8-K filed with the SEC on April 15, 2021; June 17, 2021, August 31, 2021, September 10, 2021, September 13, 2021, November 5, 2021, December 7, 2021, December 8, 2021, and December 28, 2021;

●	our Current Report on From 8-K/A filed with the SEC on April 27, 2021;

●

the description of our common stock contained in our Registration Statement on Form 8-A filed with the SEC on August 25, 2021 (File No. 000-56074), including any amendment or report filed for the purpose of updating such description and

●	all reports and other documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of this offering.

Notwithstanding the foregoing, information furnished under Items 2.02 and 7.01 of any Current Report on Form 8-K, including the related exhibits, is not incorporated by reference in this prospectus.

The information about us contained in this prospectus should be read together with the information in the documents incorporated by reference. You may request a copy of any or all of these filings, at no cost, by writing or telephoning us at: Waqaas Al-Siddiq, Biotricity Inc., 203 Redwood Shores Parkway, Suite 600, Redwood City, CA 94065, telephone number (650) 832-1626.

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